Exhibit 10.47

INTUIT INC. PERFORMANCE INCENTIVE PLAN
effective August 1, 2017

1.
Overview: Intuit Inc.’s Performance Incentive Plan (“IPI”) is a program under which Intuit Inc., including its subsidiaries which are incorporated outside of the United States of America, as well as branches, representative or liaison offices registered outside of the United States of America, hereinafter collectively referred to as “Intuit,” pay discretionary cash bonus awards to select employees. Bonus awards under the IPI, if any, are paid annually. The amount of a bonus award, if any, is based upon the employee’s bonus target, the performance of Intuit or any portion thereof, as applicable, during the plan year, the employee’s performance during the plan year, and the bonus pool made available for payments under the IPI for the applicable plan year.

2.
Purposes: The IPI is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of IPI are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to the performance of Intuit or any portion thereof, as applicable; and (iii) reward exceptional individual performance that supports overall Intuit objectives.

3.
Eligibility: Unless otherwise required by applicable law, all employees of Intuit who are on the payroll of Intuit are eligible to participate in the IPI for a plan year, except for employees who (i) are classified as seasonal employees, (ii) are classified as interns/project employees, (iii) participate in Intuit’s Senior Executive Incentive Plan, unless such employee is specifically approved by the Compensation and Organizational Development Committee of the Board of Directors of Intuit Inc. (“Compensation Committee”) also to participate in the IPI, (iv) participate in other incentive compensation plans that specifically exclude an employee’s participation in the IPI, including, but not limited to, sales incentive compensation plans and contact center incentive compensation plans, (v) participate in an incentive compensation plan sponsored by Intuit for international employees that is designed to provide a cash incentive benefit to such employees comparable to or in lieu of the IPI, (vi) work for Intuit on a purely commission basis, (vii) commence employment pursuant to an offer letter which excludes participation in the IPI, (viii) as otherwise determined by the Compensation Committee at any time in its sole discretion, or (ix) as otherwise determined under Paragraph 8 of the IPI. Those employees who are determined to be eligible for bonus awards under the IPI are called “Participants”. Participants in the IPI (other than Senior Officers, which term means the Chief Financial Officer, any Executive Vice President, the Vice President of Internal Audit and any other officer who is a Section 16 officer) are not eligible to simultaneously participate in any other bonus or cash incentive plan, unless the Officer in charge of Human Resources or his/her delegate otherwise specifically approves such participation. Senior Officers who are Participants in the IPI are not eligible to simultaneously participate in any other bonus or cash incentive plan, unless the Compensation Committee otherwise specifically approves such participation. An employee must commence employment

Exhibit 10.47

or otherwise become eligible to participate in the IPI no later than March 31st of the applicable plan year to be eligible for a bonus award under the IPI for such plan year. Being a Participant does not entitle the individual to receive a bonus award. Bonus awards, if any, may become payable to Participants who meet the criteria set forth in Paragraph 5 below.

4.	Plan Year: The IPI operates on a fiscal year basis (August 1st through July 31st).

5.
Bonus Awards: Bonus awards are discretionary payments. Unless otherwise required by applicable law, a Participant must be an active employee in good standing and on the payroll of Intuit on July 31st of the applicable plan year to receive a bonus payment for that plan year. A Participant who is not actively employed and on Intuit’s payroll for any reason on July 31st of the applicable plan year is not entitled to a partial or pro rata bonus award for such plan year, unless otherwise required by applicable law. Intuit may make exceptions in its sole discretion, provided, however, any such exception must be made by the Compensation Committee or its delegate. There is no minimum award or guaranteed payment. A bonus award is calculated at the discretion of the Compensation Committee after (1) considering the corporate and financial goals of Intuit or any portion thereof, as applicable, the Participant’s bonus target and performance for the plan year, and other factors considered to be relevant by the Compensation Committee, and (2) the bonus pool has been determined and made available for bonus awards under the IPI for the plan year.

a.	Bonus Targets:

i.
For each Participant who is paid an annual salary, his or her bonus target shall be established as a percentage of the Participant’s annual base salary. For each Participant who is paid on an hourly basis, his or her bonus target shall be established as a percentage of the Participant’s projected annual hourly pay based on the number of hours that the Participant is expected to work. A Participant who is not a Participant for an entire plan year may have his or her bonus target calculated with respect to a portion of his or her annual base salary or projected annual hourly pay for such plan year. To the extent required by applicable law, if a Participant has received overtime pay, Intuit will take such pay into consideration in the calculation of the IPI award.

ii.	When an employee becomes a Participant, he or she shall be advised of his or her bonus target for the applicable plan year.

iii.
Following the beginning of a plan year, each Participant shall be advised of his or her bonus target by the executive leader of the Participant’s business or functional unit or the executive leader’s designee.

Exhibit 10.47

iv.
The Compensation Committee shall establish individual bonus targets for Senior Officers who are Participants. The President and Chief Executive Officer may establish individual bonus targets for other officers who are Participants. Bonus targets for other employees whose bonus targets are not established by the Compensation Committee or the President and Chief Executive Officer shall be established by the Officer in charge of Human Resources or his/her delegate in consultation with the President and Chief Executive Officer.

v.
A Participant’s bonus target for a plan year may be determined based upon a variety of factors, including but not limited to, the corporate and financial goals of Intuit or any portion thereof, his or her base salary or base pay, position or level. A bonus target does not guarantee that a bonus award will be made or, if a bonus award is made, that it will be made at the target rate.

b.	Determination of a Bonus Award Amount

i.
The amount of a bonus award, if any, to a Participant who is a Senior Officer shall be determined by the Compensation Committee, in consultation with the President and Chief Executive Officer. The amount of a bonus award, if any, to a Participant who is not a Senior Officer shall be determined by the executive leader of the Participant’s business unit or functional group and the President and Chief Executive Officer in consultation with the Participant’s direct manager and the Officer in charge of Human Resources or his/her delegate.

ii.
A Participant’s bonus award, if any, may be linked to an assessment of the achievement of corporate and financial goals of Intuit or any portion thereof and the Participant’s total job performance for the applicable plan year. Factors that may be considered, include but are not limited to, what the Participant does to advance Intuit’s success and how the Participant does it, especially leadership, balance of short-term actions with long-term goals, resource allocation and maintenance by the Participant of focus on Intuit while prioritizing the needs of customers, employees and stockholders. Notwithstanding the foregoing or anything in the IPI to the contrary, the amount of the bonus, if any, payable to a Participant under the IPI shall be determined in the sole discretion of Intuit (by the applicable decision maker(s) described in Section 5(b)(i) above), which determination may be based on the foregoing assessment or any other considerations deemed appropriate.

iii.
There is neither a minimum nor maximum amount of a bonus award that may be paid to a Participant for a plan year. Subject to the terms and conditions of Section 5, at Intuit’s discretion, a bonus award

Exhibit 10.47

amount may be prorated based on the length of a Participant’s service or other factors, provided, however, that decisions relating to Senior Officers must be made by the Compensation Committee.

iv.
Except as otherwise prohibited by law or as determined by Intuit, in its sole discretion, Participant shall be responsible for taxes, social contributions and withholding applicable to any bonus award.

c.
When Bonus Awards are Paid: The timing for payment of a bonus award shall be determined by the Officer in charge of Human Resources or his/her delegate in consultation with the President and Chief Executive Officer and other senior management of Intuit. Except to the extent required by applicable law, a Participant has no right to a bonus award or any portion of a bonus award until it is earned upon being determined in accordance with Section 5(b). Notwithstanding the foregoing, in the event of an administrative error in the calculation or payment of a bonus award to a Participant, Intuit reserves the right to seek recovery from a Participant of an erroneously paid excessive bonus amount. Once a bonus award is no longer subject to a “substantial risk of forfeiture” (as determined pursuant to regulations and/or other guidance promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Participant is subject to Section 409A of the Code (“Section 409A”), then it shall be paid not later than the later of: (i) 2½ months after the end of Intuit’s first taxable year when the bonus award is no longer subject to such “substantial risk of forfeiture”, or (ii) 2½ months after the end of such Participant’s first taxable year when the bonus award is no longer subject to such “substantial risk of forfeiture”; unless a later date is established by Intuit, or Intuit permits the Participant to designate a later date, in either case only as permitted under Section 409A of the Code.

6.
Unfunded: The IPI is not funded. Bonus awards, if any, shall be made from the general assets of Intuit and paid in the form of cash. The Compensation Committee shall determine in its sole discretion the amount of funds that shall be made available for bonus awards under the IPI based on the performance of Intuit or any portion thereof for the applicable plan year, but which may not in any event exceed 150% of the bonus targets for all Participants, calculated on an aggregate, company-wide basis. The performance of Intuit or any portion thereof for this purpose may be measured in a number of ways, including but not limited to: financial measures, such as revenue and operating income; qualitative measures, such as accomplishments to position the business for the future; the year’s market conditions; stockholder returns; and progress of Intuit’s business model. Intuit shall have no obligation to pay any bonus awards under the IPI simply because the Compensation Committee has determined that a certain sum has been made available from which to pay bonus awards. But in no event may the amount of the aggregate bonuses paid under the IPI for a given plan year exceed the amount of funds made available by the Compensation Committee.

Exhibit 10.47

7.
Amendment or Termination: The Compensation Committee has the authority to terminate, change, modify or amend the provisions of the IPI at any time in its sole discretion, including during or after a plan year, which termination, change, modification or amendment may have retroactive effect. Furthermore, the President and Chief Executive Officer, Chief Financial Officer and Officer in charge of Human Resources each individually has the authority to make amendments to the IPI that do not significantly increase the cost of the IPI and which in such individual’s determination (i) clarify the terms of the IPI; (ii) assist in the administration of the IPI; (iii) are necessary or advisable for the IPI to comply with applicable law; or (iv) are necessary or advisable for awards granted under the IPI either to be exempt from or comply with the requirements of Section 409A.

8.
Administration and Discretion: Except as otherwise required for Senior Officers under the Charter of the Compensation Committee or as otherwise expressly provided in the IPI, the President and Chief Executive Officer and the Officer in charge of Human Resources or his/her delegate each have the discretion to: (a) adopt such rules, regulations, agreements and instruments as deemed necessary to administer the IPI; (b) interpret the terms of the IPI; (c) determine an employee’s eligibility under the IPI; (d) determine whether a Participant is to receive a bonus award under the IPI; (e) determine the amount of any bonus award to a Participant, if any; (f) determine when a bonus award is to be paid to a Participant and whether any such bonus award should be prorated based on the Participant’s service or other factors; (g) determine whether a bonus award will be made in replacement of or as an alternative to any other incentive or compensation plan of Intuit or of an acquired business unit or corporation; (h) grant waivers of IPI standard procedures and policies; (i) correct any defect, supply any omission, or reconcile any inconsistency in the IPI, any bonus award or any notice to Participants or a Participant regarding bonus awards; and (j) take any and all other actions as deemed necessary or advisable for the proper administration of the IPI, including any actions deemed necessary or advisable for compliance with local laws.

9.
Participation Provides No Guarantee of Employment: Except where prohibited or to the extent limited by local law, employment at Intuit is at-will. Participation in the IPI in no way constitutes an employment contract conferring either a right or obligation of continued employment.

10.
Nature of Participation; No Entitlement; No Claim for Compensation: The IPI is established voluntarily by Intuit Inc.; it is discretionary in nature and may be modified, amended, suspended or terminated as provided in Section 7 at any time. Participants have no right or entitlement to compel Intuit to exercise its discretion in favour of a Participant or in any other manner. Any payment of a bonus under the IPI is voluntary and occasional and does not create any contractual or other right to receive future grants of bonuses, or benefits in lieu thereof, even if bonuses have been granted under the IPI or similar plans repeatedly in the past. All decisions with respect to any future bonus payments, if any, will be at the sole discretion of Intuit.

Exhibit 10.47

Participation in the IPI is voluntary. Any bonus payment under the IPI is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Intuit (including, as applicable, a Participant’s employer) and which is outside the scope of a Participant’s employment contract, if any. Any bonus payment under the IPI is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

Governing Law: The IPI will be governed by and construed in accordance with the laws of the State of California, without regard to choice of law principles of California or other jurisdictions. Any action, suit, or proceeding relating to the IPI or any bonus award target or bonus award granted under the IPI shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

Approved by the
Compensation and Organizational Development Committee
On July 19, 2017